Exhibit 5.1(b)

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
(212) 907-6457

October 10, 2014

VIA ELECTRONIC MAIL

William Blair & Company L.L.C.

666 5th Avenue, Suite 14

New York, New York 10103

As Representative of the several Underwriters

Re:	Synthetic Biologics, Inc.

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Synthetic Biologics, Inc., a Nevada corporation (the “Company”), of up to 14,059,616 units (the “Units”) for a purchase price of $1.47 per unit, with each Unit consisting of one share of the Company’s common stock, par value of $0.001 (the “Common Stock”) per share and a warrant to purchase 0.5 shares of Common Stock (the “Warrants”), pursuant to a Registration Statement on Form S-3 (File No. 333-189794) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”). Capitalized terms used in this opinion and not otherwise defined in this opinion shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, the Warrants, the Company’s Articles of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). On the basis of the foregoing, and in reliance thereon, we are of the opinion that provided that the Warrants have been duly authorized executed and delivered by all necessary corporate action of the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in accordance with the terms of the Warrants, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We are members of the State Bar of New York and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

Very truly yours,

GRACIN & MARLOW, LLP